                                                                      EXHIBIT 16

             [KEITER, STEPHENS, HURST, GARY & SHREAVES LETTERHEAD]



                                January 20, 1999


Securities and Exchange Commission
Washington, DC 20549

Gentleman:

     We were previously principal accountants for Star Tobacco and Pharmaceuticals, Inc. and on March 24, 1998 we reported on the financial statements of Star Tobacco and Pharmaceuticals, Inc. as of and for the years ended December 31, 1997 and 1996. On February 6, 1998, Star Tobacco and Pharmaceuticals, Inc. entered into a stock exchange agreement with Eye Technology, Inc. For accounting purposes, the acquisition was treated as a reverse acquisition with Star as the accounting acquirer of the registrant. On September 4, 1998, we were appointed as principal accountants of Star Scientific, Inc. (formerly Eye Technology, Inc.). On January 15, 1999 we were dismissed as principal accountants of Star Scientific, Inc. (formerly Eye Technology, Inc.). We have read Star Scientific, Inc.'s statements included under Item 4 of its Form 8-K for January 15, 1999 and we agree with such statements.


                              Very truly yours,


                              /s/ KEITER, STEPHENS, HURST, GARY & SHREAVES, P.C. Keiter, Stephens, Hurst, Gary & Shreaves, P.C.